Exhibit 10.3

DEFERRED STOCK UNIT PLAN
FOR NON-EMPLOYEE DIRECTORS AND
SELECTED EXECUTIVES
(As Amended and Restated Effective as of August 7 2024)

i

Article 1

GENERAL

Section 1.1    Purpose. It is the intention of Advance Auto Parts, Inc. (the “Company”) to continue to maintain and provide for the administration of the Advance Auto Parts, Inc. Deferred Stock Unit Plan for Non-Employee Directors and Selected Executives (the “Plan”) in accordance with the provisions of Section 409A of the Code, and in accordance with other provisions of law relating to non-qualified deferred compensation plans. The purpose of the Plan is to provide an additional mechanism to encourage stock ownership, as well as to provide a means to allow eligible individuals to defer the receipt of compensation that would otherwise be currently payable to the individual.

Section 1.2    Status of Plan. The Plan is maintained by the Company primarily for the purpose of providing deferred compensation to non-employee members of the Company’s Board of Directors, and to members of a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA). It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Plan constitutes a mere promise by the Company to make deferred compensation payments in the future. As to such deferred compensation benefits, Participants under the Plan have the status of a general, unsecured creditors of the Company. The benefits provided under this Plan to Eligible Executives are in addition to those made available under the Advance Auto Parts, Inc. Deferred Compensation Plan.

Section 1.3    Effective Date. The Plan is a continuation of the Plan that was originally adopted effective as of May 19, 2004. The Plan was amended and restated effective as of January 1, 2008 for the purpose of becoming compliant with final Code Section 409A regulations issued by the Internal Revenue Service, and thereafter further amended from time to time. The provisions of the Plan as herein restated will be effective as of August 7, 2024, except as may be specifically provided otherwise. Except as may be required by ERISA or the Code, the rights of any person whose status as a Participant has terminated will be determined pursuant to the Plan as in effect on the date such status terminated, unless a subsequently adopted provision of the Plan is made specifically applicable to such person.

Section 1.4    Pre-2005 Deferrals. Deferrals made under the Plan for periods occurring on or before December 31, 2004 will be segregated and administered in accordance with the terms of this Plan as herein restated.

Article 2

DEFINITIONS

For the purposes of this Plan, the following words and phrases will have the meanings indicated, unless the context clearly indicates otherwise:

Section 2.1     Administrative Committee. “Administrative Committee” means the committee that is responsible for the operation and administration of the Plan, as identified in Section 8.1(c).

Section 2.2    Affiliated Company. “Affiliated Company” means the Company and each other corporation or enterprise, which as of a given date, is then a member of the same controlled group of corporations or the same group of trades or businesses under common control, determined in accordance with Sections 414(b) and (c) of the Code, as is the Company.

Section 2.3    Aggregated Plans. “Aggregated Plans” means the Advance Auto Parts, Inc. Deferred Compensation Plan, and any other account balance form of deferred compensation plan allowing elective deferrals that is sponsored by an Affiliated Company, and which is required to be aggregated with this Plan pursuant to IRS Regulation
§1.409A-1(c)(2).

Section 2.4    Base Salary.

(a)    The “Base Salary” of an Eligible Executive for a Plan Year means the base rate of cash compensation otherwise payable by an Employer to or for the benefit of the Eligible Executive for services rendered or labor performed while that Eligible Executive is a Participant in this Plan for such Plan Year, including the base pay that an Eligible Executive could have received in cash in lieu of:

(i)    Compensation deferrals elected to be made under this Plan or the Advance Auto Parts, Inc. Deferred Compensation Plan, or under any other non-qualified deferred compensation plan maintained by the Company or other Affiliated Company; and

(ii)    Contributions made by or on the Eligible Executive’s behalf to any qualified retirement plan, or to any Code Section 125 cafeteria plan or other employee benefit plan maintained by the Company or other Affiliated Company.

(b)    Any compensation paid to an Eligible Executive after the last day of a Plan Year solely for services performed during the final payroll period (as described in Code Section 3401(b)) containing the last day of the Plan Year will be treated as compensation for services performed in the subsequent Plan Year. For example, if a payroll period begins on December 23 of Year 1 and ends on January 5 of Year 2, then the compensation for that payroll period will be treated as Year 2 compensation.

Section 2.5    Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant or by the terms of the Plan to receive any benefits payable under the Plan pursuant to Article 7.

Section 2.6    Board. Except as provided in Section 6.1, “Board” means the Board of Directors of the Company as constituted from time to time.

Section 2.7    Board Service Period. “Board Service Period” means, with respect to a Director, the period beginning on the date of each annual meeting of the Board (or, in the case of a newly-elected Director, beginning on the first day of the Director’s membership on the Board) and ending on the date immediately preceding the following annual meeting of the Board, or such other designated annual period of service as a member of the Board.

Section 2.8    Bonus Compensation. "Bonus Compensation" for any Eligible Executive for any period means any Quarterly Bonus or Annual Bonus awarded to such Eligible Executive for services rendered or performance achieved for such period.

Section 2.9    Code. “Code” will mean the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder will include any successor provisions or regulations.

Section 2.10 Company. “Company” means Advance Auto Parts, Inc., its successors, and any organization into which or with which Advance Auto Parts, Inc. may merge or consolidate or to which all or substantially all of its assets may be transferred.

Section 2.11 Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board, or any successor to such committee.

Section 2.12 Deferral Account. “Deferral Account” means each DSU Account established and maintained on behalf of each Participant pursuant to Section 4.1 or 4.2.

Section 2.13 Deferral Election Agreement. “Deferral Election Agreement” (sometimes referred to simply as a “Deferral Election”) means the agreement governing an Eligible Individual’s deferral of the receipt of Eligible Compensation as submitted by the Eligible Individual under the Plan in accordance with Section 3.3.

Section 2.14 Deferral Period. “Deferral Period” means the period defined in Section 3.5.

Section 2.15 Deferred Amount. “Deferred Amount” means the amount defined in Section 3.4.

Section 2.16 Deferred Stock Unit or DSU. “Deferred Stock Unit” or “DSU” will mean a bookkeeping entry that represents the right to receive one Share at a future date. To the extent the Company pays a dividend, DSUs will include the right to receive Dividend Equivalents, which are credited in the form of additional DSUs.

Section 2.17 Deferred Stock Unit Account or DSU Account. “Deferred Stock Unit Account” or “DSU Account” means an account in which Deferred Amounts are valued as if they were invested in Company stock.

Section 2.18 Director. “Director” will mean a member of the Board.

Section 2.19 Disabled. A Participant will be considered to be or have become “Disabled” for purposes of the Plan if, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, the Participant:

(a)    Is unable to engage in any substantial gainful activity; or

(b)    Is receiving, and has received for a period of not less than three months, income replacement benefits under another accident and health plan covering employees of the Participant’s Employer.

A Participant will be deemed to be Disabled if the Participant has been determined to be disabled (i) by the Social Security Administration, or (ii) under a disability insurance program having a definition of disability that satisfies the standard prescribed above.
Section 2.20 Dividend Equivalents. “Dividend Equivalents” will mean an amount equal to the regular cash dividends paid by the Company upon one Share.

Section 2.21 Eligible Compensation.

(a) The “Eligible Compensation” of any Eligible Executive for any period means the Base Salary and Bonus Compensation, if any, otherwise payable to the Eligible Executive for services performed or performances achieved during such period.

(b) The “Eligible Compensation” of a Director for any period means the Retainer, or portion thereof, payable to the Director for services performed during such period.

Section 2.22 Eligible Executive. “Eligible Executive” means an Employee of an Employer who with respect to the Plan Year at issue:

(a) Holds a position with the Company, or an Affiliated Company, of a Senior Vice President, or a position senior to, or recognized as being equivalent to, a Senior Vice President; and

(b) Satisfies any such other eligibility requirements as the Compensation Committee may establish from time to time.

Section 2.23 Eligible Individual. “Eligible Individual” for a Plan Year means a Director or Eligible Executive who is eligible to participate in the Plan for that Plan Year.

Section 2.24 Employee. “Employee” will mean any employee of the Company or any Affiliated Company.

Section 2.25 Employer. “Employer” means each Affiliated Company having Employees who are eligible to participate in the Plan. If an Affiliated Company acquires a corporation or other trade or business, and if the acquired entity is thereupon maintained as a separate Employer or operating unit with respect an Affiliated Company in general, then such entity will not be deemed to be an Employer with respect to the Plan, and the Employees employed by that entity will not be eligible to participate in the Plan, unless and until the Company directly, or acting through the Administrative Committee, affirmatively designates the acquired entity as an Employer.

Section 2.26 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.27 Participant. “Participant” means a Director or an Eligible Executive who has elected to participant in the Plan by filing a Deferral Election Agreement as provided in Article 3. Each Director who is awarded Shares Grants will also be a Participant with respect to such awards.
Section 2.28 Plan. “Plan” means this Deferred Stock Unit Plan for Non-Employee Directors and Selected Executives, as may be amended from time to time.

Section 2.29 Plan Year. “Plan Year” means a 12-month period beginning January 1 and ending the following December 31.

Section 2.30 Qualified Change in Control Event. “Qualified Change in Control Event” is a change in control of an Employer, as more fully prescribed in Article 6.

Section 2.31 Quarterly Bonus. “Quarterly Bonus” means the amount awarded to an Eligible Executive for each quarterly performance period within a Plan Year pursuant to any approved incentive plan maintained by an Employer.
Section 2.32 Retainer. “Retainer” means any retainers or other compensation payable to a Director for services performed for the Board Service Period, including, if applicable, any supplemental Board meeting fees, chair fees or committee meeting fees payable to the Director.

Section 2.33 Retirement. “Retirement” or “Retires” means:

(a) In the case of a Participant who is an Eligible Executive, the Participant’s Separation from Service after both attaining age 55 and completing at least 10 continuous years of service with the Affiliated Companies; and

(b) In the case of a Participant who is a Director, the Participant’s Separation from Service.

Section 2.34 Annual Bonus. “Annual Bonus” means the bonus awarded to an Eligible Executive for a calendar year performance period under an incentive plan maintained by an Employer.

Section 2.35 Separation from Service.

(a) A Director will incur a Separation from Service when the Director ceases to be a member of the Board; provided that (i) the cessation constitutes a good-faith and complete termination of the Director’s service relationship with the Company, and (ii) it is not anticipated that the services of the Director will be renewed, either as a Director, or as an independent contractor or an Employee of the Company or another Affiliated Company.

(b) Subject to the further provisions of this Section 2.37, a Participant who is an Eligible Executive will incur a Separation from Service for purposes of the Plan if the Eligible Executive dies, retires, or otherwise has a termination of employment as to all the Affiliated Companies.

(c) An Eligible Executive’s employment relationship with an Affiliated Company will be treated as continuing intact, and thus the Eligible Executive will not be deemed to have incurred a Separation from Service, while the Eligible Executive is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Eligible Executive retains a right to reemployment with the Affiliated Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Eligible Executive will return to perform services for the Affiliated Company. If the period of leave exceeds six months and the Eligible Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period.

(d) Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Affiliated Company and the Eligible Executive reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide services the Eligible Executive would perform after such date (whether as an Employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Affiliated Companies if the Eligible Executive has been providing services to the Affiliated Companies less than 36 months). An Eligible Executive is presumed to have incurred a Separation from Service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Eligible Executive during the immediately preceding 36-month period. An Eligible Executive will be presumed not to have incurred a Separation from Service where the level of bona fide services performed continues at a level that is 50 percent or more of the average levelof service performed by the Eligible Executive during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent, and less than 50 percent, of the average level of bona fide services performed during the immediately preceding 36-month period.

Section 2.36 Share. “Share” will mean a share of common stock of the Company, par value $.0001 per share.

Section 2.37 Shares Grant. “Shares Grant” means the grant of Shares, if any, awarded by the Company to a Director as authorized by the Company’s 2004 Long Term Incentive Plan (“2004 LTIP”), the 2014 Long-Term Incentive Plan (“2014 LTIP”) or the 2023 Omnibus Incentive Plan (“2023 LTIP”).

Section 2.38 Specified Employee.

(a) Each Participant who is an Eligible Executive, or an Employee serving as a Director, will be deemed to be a Specified Employee for purposes of the Plan, and therefore will be subject to distribution restrictions prescribed under Section 5.6 of the Plan.

(b) A Participant who is not an Eligible Executive, or an Employee serving as a Director, (i.e., an “outside” Director) is not a Specified Employee, and therefore is not a Specified Employee for purposes of the Plan.

Section 2.39 Specified Time. “Specified Time” means a designated Deferral Period with respect to a DSU Account that based on a stated number of years, as prescribed in Section 3.5(b).

Article 3

PARTICIPATION AND DEFERRAL ELECTIONS

Section 3.1    Eligibility.

(a)    Each individual who becomes a Director will be immediately eligible to become a Participant in the Plan.

(b)    An Employee will be eligible to participate in the Plan for a Plan Year if the Team Member (i) will be an Eligible Executive as of the first day of such Plan Year, and (ii) is employed by an Employer on November 30 of the preceding Plan Year.

(c)    An individual who initially becomes employed by an Employer as an Eligible Executive during a Plan Year (including by reason of a transfer of employment from an Affiliated Company that is not an Employer with respect to the Plan), or a former Participant who is rehired by an Employer as an Eligible Executive during a Plan Year (whether or not within the same Plan Year as of a Separation of Service) will not be eligible to participate in the Plan until the following Plan Year, subject in all cases to the eligibility provisions of subsection (b) above.

(d)    An Eligible Executive who is transferred from an Employer to employment with an Affiliated Company that is not an Employer with respect to the Plan, or who while continuing in the employ of an Employer ceases to be an Eligible Executive (a “Transferred Participant”), will not be considered to have incurred a Separation from Service. The Transferred Participant will continue to be eligible to make deferrals under the Plan through the end of the Plan Year in which such transfer occurs, or for such additional period as may be permitted by the Compensation Committee.

(e)    Notwithstanding the foregoing, an individual is not eligible to participate in the Plan unless the individual is a citizen or permanent legal resident of the United States.

Section 3.2    Duration of Participation. Each Participant will remain a Participant under the Plan until the balance of all of the Participant’s Deferral Accounts has been distributed to the Participant or the Participant’s Beneficiary.

Section 3.3    Deferral Election Agreements.

(a)    For each Board Service Period, each Director will be permitted to submit a Deferral Election Agreement with respect to the Retainers otherwise payable to the Director for services performed during the Board Service Period.

(b)    For each Plan Year, each Eligible Executive for that Plan Year will be permitted to submit separate Deferral Election Agreements pertaining to, respectively, the Base Salary and Bonus Compensation (if any) otherwise payable to the Eligible Executive for services performed or performance achieved during the Plan Year. The submission of a Deferral Election Agreement must be made in writing or otherwise in accordance with such policies and procedures established by the Administrative Committee and communicated to Eligible Individuals, which procedures may permit or require elections to be made by electronic media. Eligible Individuals who submit a

Deferral Election Agreement will be provided written or electronic confirmation of the terms of each Deferral Election Agreement.
(c)    The Deferral Election Agreement with respect to each form of Eligible Compensation will include the elections and descriptions prescribed below.

(i)    The amount of the Participant’s Eligible Compensation to be deferred for the Board Service Period or Plan Year, as applicable (i.e., the “Deferred Amount,” as described more fully in Section 3.4);

(ii)    The designated payment event for such Deferred Amount, as described more fully in Section 3.5;

(iii)    The form in which the Deferred Amount is elected to be paid, as described more fully in Section 3.6; and

(iv)    In the case of a Director, the manner in which the Deferred Amount will be deemed to be invested, as described more fully in Section 3.7.

Section 3.4    Deferred Amount.

(a)    The Deferral Election Agreement of a Participant for a Board Service Period or Plan Year, as applicable, will designate the amount of each form of the Eligible Compensation for the period that the Participant elects to have deferred under the Plan (the “Deferred Amount”).

(b)    The maximum amount of the deferral of Retainers that may be elected by a Director for a Board Service Period is 100% of his or her Retainers for such Board Service Period.

(c)    The maximum or minimum amount of deferral that may be elected by an Eligible Executive for a Plan Year with respect to each form of Eligible Compensation will be established by the Administrative Committee. The maximum or minimum amount may differ as to Eligible Executives or classes of Eligible Executives.

(d)    The aspect of a Deferral Election Agreement regarding the elected Deferred Amount will not apply to any pay period for which the amount of the Eligible Compensation remaining to be paid to the Participant (but for the deferral election), after making any other deductions or withholdings of income, would be less than the Deferred Amount prescribed in the Deferral Election Agreement.

Section 3.5    Designated Payment Event.

(a)    A Participant’s Deferral Election Agreement must designate the event that will give rise to the payment of the Deferred Amount. The period of the deferral through the date of the event giving rise to the payment of the Deferred Amount is sometimes referred to herein as the “Deferral Period.” Subject to the terms of the Plan, including Section 5.6 (regarding the restriction on distributions to Specified Employees), a Participant may elect to have the Deferred Amount pertaining to services performed in any Board Service Period or Plan Year, as applicable, become payable upon either of the following alternative events:

(i)    The Participant’s Retirement or other Separation from Service; or

(ii)    The last day of a future calendar year; provided, however, that such designated calendar year cannot be earlier than the second calendar year following the calendar year in which falls the first day of the Board Service Period or Plan Year, as applicable, to which the deferred compensation pertains (i.e., as of a “Specified Time”). For example, a Director may elect the designated payment event for a Deferral Account pertaining to the Board Service Period beginning as of the annual Board meeting held in May of Year 1 to be December 31 of Year 3, or the last day of any subsequent calendar year.

(b)    Notwithstanding the terms of a Deferral Election Agreement, a Participant’s Retirement will be a designated payment event with respect to each of the Participant’s Deferral Accounts. Accordingly, if such Retirement occurs prior to the occurrence of the Specified Time designated in any Deferral Election Agreement for any Deferral Account, then the Retirement will supplant the Specified Time election with respect to that Deferral Account.

Section 3.6    Form of Payment. A Participant’s Deferral Election Agreement will designate the form in which the Deferred Amount will be paid if such payments arise by reason of a designated payment event prescribed in Section 3.5 above. The permissive forms of payment are:

(a)    A lump sum; or

(b)    Substantially equal annual installments over a period (as the Participant will designate) of not less than two years and not more than 10 years.

Section 3.7    Forms of Investment.

(a)    Deferred Amounts elected by Eligible Executives or Directors will be invested solely in Deferred Stock Units.

Section 3.8    Deferral Election Deadline.

(a)    A Deferral Election pertaining to a Director’s Retainers that may otherwise become payable to the Director for services performed to the Board during a Board Service Period must be filed on or before December 31 of the Plan Year immediately preceding the beginning of the Board Service Period for which it is effective (the “Statutory Deadline”), or as of such earlier submission date established by the Administrative Committee (such as by the end of the open enrollment period applicable to such Plan Year).

(b)    A Deferral Election pertaining to Base Salary or Bonus Compensation that may otherwise become payable to an Eligible Executive for services performed or performance achieved during a Plan Year, including in regard to the Annual Bonus or the fourth quarter Quarterly Bonus for a Plan Year that will be paid after the end of that Plan Year, must be submitted on or before December 31 of the Plan Year immediately preceding the Plan Year for which it is effective (the “Statutory Deadline”), or as of such earlier submission date established by the Administrative Committee (such as by the end of the open enrollment period applicable to such Plan Year).

(c)    Notwithstanding subsection (b) above, the Administrative Committee in its discretion may permit an Eligible Executive to submit the Deferral Election for the Annual Bonus pertaining to any Plan Year on or before June 30 falling within the applicable Plan Year (the “Statutory Deadline”), or as of such earlier submission date established by the Administrative Committee (such as by the end of the open enrollment period applicable to such Plan Year), subject to the following conditions:

(i)    The Annual Bonus for the Plan Year must be payable by reason of the Eligible Executive’s satisfaction of organizational or individual performance criteria that is measured on the basis of a calendar year performance period or such other performance period of not less than 12 months;

(ii)    The Eligible Executive must have performed services for the Employer continuously during the period beginning on the later of the beginning of the performance period or the date the applicable performance criteria are established, and ending on the date the election is made; and

(iii)    The election must be made before the amount of the Annual Bonus becomes readily ascertainable.

Section 3.9    Director’s Election for First Year of Eligibility. Notwithstanding Section 3.8 above, the provisions of this Section 3.9 will apply with respect to a Director who initially becomes eligible to participate in the Plan.

(a)    The timing of the Director’s initial Deferral Election will be governed by the rules prescribed below.

(i)    The initial Deferral Election must be made within 30 days after the date the Director first becomes eligible to participate in the Plan. Except as provided in paragraph (ii) below, the Director’s initial Deferral Election, or the decision to not make an initial Deferral Election, will become irrevocable as of the expiration of such 30-day election period.

(ii)    In no event may the deadline for making an initial Deferral Election under this Plan with respect to any Director for any Plan Year be subsequent to the deadline imposed on that Director for making a Deferral Election for such Plan Year under any other Aggregated Plan.

(b)    A former Participant who has again become a Director will be treated as first becoming eligible to participate in the Plan, and thus will be subject to the special election rules of this Section 3.9, under either of the following circumstances:

(i)    The former Participant has been paid all amounts deferred under the Plan and all other Aggregated Plans, and the Participant ceased to be eligible to elect to continue to participate in the Plan or an Aggregated Plan on or before the date of the last such payment; or

(ii)    The former Participant was not eligible to participate in the Plan or an Aggregated Plan during the 24-month period ending on the date of again becoming eligible to participate in the Plan or an Aggregated Plan.

(c)    The compensation to which such initial Deferral Election will apply will be determined in accordance with the rules set forth below.

(i)    The Director’s initial Deferral Election will apply only to the Retainer otherwise payable for services performed by the Director subsequent to the date the Deferral Election has become irrevocable pursuant to subsection (a) above.

(ii)    For purposes of paragraph (i) above, as with respect to a Deferral Election by an Eligible Executive pertaining to Bonus Compensation (i.e., the Quarterly Bonuses and Annual Bonus), if the initial Deferral Election is made after the beginning of the applicable Board Service Period, the Deferral Election will apply to the total amount of the Director’s applicable Retainer for the Board Service Period multiplied by a fraction, the numerator of which is the number of days remaining in the performance period after the election has become irrevocable, and the denominator of which is the total number of days in the Board Service Period.

Section 3.10 Irrevocability of Election.

(a)    Once the applicable Statutory Deadline to make a Deferral Election for any form of Eligible Compensation with respect to any Board Service Period or Plan Year, as applicable, has passed, as prescribed in Section 3.8, or once the deadline for making an initial Deferral Election pursuant to Section 3.9 above has expired, the Deferral Election will generally become irrevocable. The consequences of such include the following:

(i)    The amount of the Eligible Compensation that the Participant elected to defer for the Board Service Period or Plan Year, as applicable, or the election not to defer any amount, cannot be canceled or modified;

(ii)    The form of payment for the Deferral Account to which the Deferred Election applies cannot be modified; and

(iii)    The designated date of payment for the Deferral Account to which the Deferred Election applies cannot be modified, except as provided in Section 5.8.

(b)    Notwithstanding subsection (a) above, the Deferral Election of a Participant who receives an Unforeseeable Emergency withdrawal from the Plan pursuant to Section 5.11 will be cancelled on a prospective basis. Such cancellation will continue in effect for the remainder of the Plan Year in which the withdrawal is made. The Participant, if otherwise so eligible, will be permitted to elect to make elective deferrals under the Plan for the subsequent Plan Year.

Section 3.11 Default Rules. If an Eligible Individual has timely made an effective, affirmative Deferral Election for a Plan Year, but the Deferral Election Agreement did not specify a form of distribution, or did not specify a Deferral Period, then the default rules prescribed below will apply.

(a)    If the Deferral Election Agreement did not specify a form of payment, then the default form of payment pertaining to the Deferral Election is a lump sum.

(b)    If the Deferral Election Agreement did not specify a Deferral Period, then the Deferral Period pertaining to the Deferral Election will be the expiration of two full calendar years following the Board Period Service or Plan Year, as applicable, to which the deferred compensation pertains. For example, the default Deferral Period pertaining to Year 1 compensation is the period ending on December 31 of Year 3.

(c)    Notwithstanding the foregoing, as generally prescribed in Section 3.5, a Participant’s Retirement is the designated payment event with respect to each of the Participant’s Deferral Accounts. Accordingly, if such Retirement occurs prior to the occurrence of the deemed Specified Time Deferral Election for any Deferral Account, then the Retirement will supplant the deemed Specified Time Deferral Election with respect to that Deferral Account.

Section 3.12 Non-Elective LTIP Shares Grant Deferrals.

(a)    Each Shares Grant awarded to a Director under the 2004 LTIP, the 2014 LTIP or the 2023 LTIP will be automatically deferred under the Plan on a non-elective basis, and will be credited to the Director’s Deferral Account.
(b)    A Director who receives a Shares Grant for any Board Service Period will be deemed to have made the same election as to the timing and form of payment, manner of investment, and the Deferral Account to which the Shares Grant is credited as the election that was made (or which was deemed to have been made pursuant to Section 3.11 above) in connection with the deferral of the Director’s Retainer for such Board Service Period. In the event the Director did not make (and is not deemed to have made) a Deferral Election for such Board Service Period, then the Director will be deemed to have elected to have the balance of the Deferral Account pertaining to such Shares Grant paid in a lump sum upon Retirement.

Article 4

MAINTENANCE AND INVESTMENT OF ACCOUNTS

Section 4.1    DSU Accounts.

(a)    Separate DSU Accounts will be maintained for each Eligible Executive, and for each Director who elects to have all or a portion of the Director’s Retainer invested in Deferred Stock Units. More than one DSU Account may be maintained for a Participant as necessary to reflect separate Deferral Election Agreements specifying different Deferral Periods or forms of payment.

(b)    A DSU Account will be credited with the number of DSUs calculated to the nearest thousandth of a DSU, determined by dividing the Deferred Amount on the date of deferral by the closing market price of the Company’s common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares on such date of deferral.

(c)    To the extent the Company pays dividends, on each dividend payment date, a Participant’s DSU Account will be credited with Dividend Equivalents in additional DSUs determined by multiplying the number of DSUs in the Participant’s DSU Account on the related dividend record date by any per share cash dividends declared by the Company on its own common stock and dividing the product by the closing market price of the Company’s common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares on such dividend payment date. At the Compensation Committee’s discretion, the DSU Accounts may also be credited with DSUs by multiplying the number of DSUs in a Participant’s DSU Account by any stock dividends declared by the Company on its common stock, unless the DSU Accounts are adjusted pursuant to Section 4.3

(d)    The number of DSUs in a Participant’s DSU Account will be adjusted, as the Board or Compensation Committee deems appropriate, to reflect stock dividends, stock splits, reclassifications, spinoffs, and other extraordinary distributions, as if those DSUs were actual Shares.

(e)    The Administrative Committee will submit to each Participant quarterly statements of his or her DSU Accounts, in such form as the Administrative Committee deems desirable, setting forth the balance to the credit of such Participant in his or her DSU Accounts as of the end of the most recently completed quarter.

(f)    Each DSU Account established under this Article 4 will be maintained for bookkeeping purposes only. Neither the Plan nor any of the DSU Accounts established under the Plan will hold any actual funds or assets. The DSU Accounts established hereunder will be used solely to determine the amounts to be paid hereunder, will not be or represent an equity security of the Company, will not be convertible into or otherwise entitle a Participant to acquire an equity security of the Company and will not carry any voting rights.

Section 4.2    Status of Accounts. A Participant’s Deferral Accounts will be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and will not constitute or be treated as a trust fund of any kind.

Section 4.3    Vesting. A Participant will be 100% vested in the balance of each of his or her Deferral Accounts at all times.

Article 5

DISTRIBUTIONS

Section 5.1    Eligibility for Distributions. Except as otherwise provided herein, a distribution from a Participant’s Deferral Account may be made only on account of one of the following events incurred by or with respect to the Participant:

(a)    The Participant’s Separation from Service. In this regard, a distribution by reason of a Participant’s Retirement will be permitted only if the Retirement constitutes a Separation from Service;

(b)    The Participant becoming Disabled;

(c)    The Participant’s death;

(d)    A Specified Time, as prescribed under the Participant’s Deferral Election Agreement;

(e)    An Unforeseeable Emergency, as prescribed in Section 5.11 below; or

(f)    The termination of the Plan, or portion of the Plan, prescribed in Section 9.2.

Section 5.2    Retirement Distributions. Subject to Section 5.6 below, in either of the circumstances described below, upon a Participant’s Retirement, the value of the Participant’s Deferral Accounts will be then distributed to the Participant in installments or in a lump sum as designated in the applicable Deferral Election Agreement.

(a)    The Participant had elected to receive payment of a Deferral Account upon Retirement; or

(b)    The Deferral Period elected by the Participant for that Deferral Account was a Specified Time, but the Participant Retires before the end of that Specified Time.

Section 5.3    Specified Time Distributions. Subject to Sections 5.6 and 5.8 below, if the Deferral Period elected by a Participant with respect to a DSU Account is a Specified Time, and the Participant did not Retire before the end of that Specified Time, then upon the end of that Specified Time, the value of the Deferral Account at issue will be distributed to the Participant in installments or in a lump sum as designated in the applicable Deferral Election Agreement.

Section 5.4    Other Payment Events. Notwithstanding the provisions of any Deferral Election Agreement, if prior to Retirement a Participant dies, becomes Disabled but remains employed, or incurs a Separation from Service, the entire balance of all of the Participant’s Deferral Accounts will be distributed to the Participant or the Participant’s Beneficiary or Beneficiaries (as the case may be) in a lump sum payment.

Section 5.5    Designated Payment Date.

(a)    The designated date as of which the value of a Participant’s Deferral Account is to be distributed, or will commence being distributed, will be as prescribed below.

(i)    The designated payment date with respect to a Deferral Account to be distributed in a lump sum payment will be by the fifth business day of the month following the month in which occurs the event giving rise to the lump sum payment (or, if later, following the month in which occurs the final deferral with respect to the Deferral Election Agreement pertaining to the Deferral Account is withheld from the Participant’s paycheck).

(ii)    •    In the case of distributions to be made to a Participant in the form of installment payments, the designated payment dates will be by the fifth business day of the month following the month in which occurs the event that gives rise to the payment, and each annual anniversary of that initial designated payment date.

(iii)    If a Participant dies prior to a payment event with respect to a Deferral Account, the entire balance of such Deferral Account will be paid to the Participant’s Beneficiary or Beneficiaries in a lump sum payment. If a Participant who is receiving installment payments dies before all payments have been made, all remaining amounts will be paid to the Participant's Beneficiary or Beneficiaries in a lump sum payment. Such payment will be made within the period prescribed in Section 5.5(c)(ii) below.

(iv)    The designated payment date with respect to a withdrawal due to an Unforeseeable Emergency pursuant to Section 5.9 below will be by the fifth day of the month following the month in which occurs the date as of which the withdrawal request is approved by the Administrative Committee.

(b)    For purposes of the administrative provisions of this Plan, a payment will be treated as having been made upon the date specified under subsection (a) above if the payment is made:

(i)    On such date or a later date within the same calendar year; or

(ii)    If later, by the 15th day of the third calendar month following the date so specified.

For clarity, the timing of distributions is intended to depend on the timing of the notification of separatione, as well as the type of distribution elected:

o    If notification to separate occurs prior to the 15th of the month, distribution will occur by the fifth business day of the month following the month in which occurs the event giving rise to the payment;

o    If notification to separate occurs after the 15th of the month, distribution will occur by the fifth business day of the month that commences following a 30-day administrative window after the event giving rise to the payment

(c)    Notwithstanding the foregoing, the rules below will apply.

(i)    If the calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant (or the Participant’s estate), the payment will be treated as made upon the specified date if the payment is made during the first calendar year in which the payment is administratively practicable.

(ii)    A payment to be made to a Beneficiary upon the date of the death of a Participant, or upon the death of a Beneficiary who has become entitled to payment due to the Participant’s death, will be made during the period ending on December 31 of the first calendar year following the calendar year during which the death occurs. The Beneficiary may designate the year of payment.

(iii)    For purposes of administrative convenience, payment may be made to a Participant no earlier than 30 days before the designated payment date prescribed in subsection (a) above.

(d)    In no event will a Participant be permitted, directly or indirectly, to designate the taxable year of the distribution.

(e)    The amount to be distributed to a Participant or a Beneficiary will be determined on the basis of the value of the applicable Deferral Account as of the first business day of the month immediately preceding the designated payment date with respect to the distribution at issue.

Section 5.6    Restriction on Distributions to Specified Employees.

(a)    Notwithstanding the provisions of Section 5.5 above, if a Participant becomes entitled to a distribution from the Plan by reason of Retirement or other Separation from Service, and if the Participant is a Specified Employee as of the date of such Retirement or other Separation from Service, then the amounts held in the Participant’s Deferral Accounts will become payable as of the first day of the seventh month following the date of the Participant’s Retirement or other Separation from Service (or, if earlier, as of the date of the Participant’s death).

(b)    If the distributions to the Specified Employee are to be made in annual installments, the delay in payment prescribed in subsection (a)(ii) above will apply solely to the first installment payment. Each subsequent installment payment will be made as of the date such payment otherwise would have been made pursuant to Section 5.5.

(c)    The distribution restrictions prescribed in subsection (a)(ii) above will not apply to a payment to be made pursuant to Section 5.7(b)(i) or (ii) (regarding the payment of employment taxes and compensation deferred under the Plan or a certificate of divesture compliance distributions), or Section 10.2(b) (regarding domestic relations orders).

Section 5.7    No Acceleration of Scheduled Distributions.

(a)    Except as otherwise provided in the Plan, the time or schedule of any distribution of any portion of a Participant’s Deferral Accounts will not be permitted to be accelerated, either at the election of the Participant or at the discretion of the Compensation Committee or the Administrative Committee.

(b)    Notwithstanding the foregoing, distributions may be made to or on behalf of a Participant prior to the otherwise applicable designated payment date in the following situations:

(i)    As may be necessary to comply with a certificate of divestiture (as defined in Code Section 1043(b)(2));

(ii)    To pay FICA taxes on amounts deferred under the Plan, or income taxes on additional charges arising from the Employer’s payment of FICA taxes or for amounts attributable to the pyramiding of wages and taxes; or

(iii)    If the Plan at any time fails to meet the requirements of Code Section 409A and the underlying regulations. In that event, however, the accelerated payment may not exceed the amount required to be included in the Participant’s income as a result of the Plan’s failure to comply with the Code Section 409A requirements.

Section 5.8    Extension of Specified Time Deferral Period. Section 3.5(b) of the Plan permits a Participant to select a Deferral Period of a stated period of calendar years (i.e., a “Specified Time Deferral Period”). In this connection, a Participant will be permitted to extend a Specified Time Deferral Period with respect to a Deferral Account, subject to the conditions set forth below.

(a)    An election to extend the Specified Time Deferral Period with respect to any Deferral Account must be submitted under the Plan in accordance with the Administrative Committee’s established procedures.

(b)    Any such election will not take effect under the Plan until 12 months after the date on which the election is properly submitted.

(c)    An election to extend a Specified Time Deferral Period must provide for the lengthening of the Specified Time Deferral Period for a period of not less than an additional five years.

(d)    Any election to extend a Specified Time Deferral Period must be made at least 12 months prior to the designated payment date (as prescribed in Section 5.5(a)) for the first scheduled payment from the applicable Deferral Account. A deferral extension election may be modified or revoked prior to such deadline date. If not modified or revoked, the election will generally become irrevocable as of such deadline date.

(e)    For purposes of this Section 5.8:

(i)    The entitlement to installment payments will be treated as the entitlement to a single payment; and

(ii)    The applicable designated payment date otherwise applicable to a Specified Time Deferral Period will be determined without regard to the restrictions on distributions to Specified Employees prescribed in Section 5.6.

Section 5.9    Delay of Payments Under Certain Circumstances. Notwithstanding any provision of the Plan to the contrary, payment to a Participant will be delayed to a date after the designated payment date otherwise prescribed under Section 5.5 under any of the circumstances prescribed below.

(a)    A payment to a Participant will be delayed where the Compensation Committee reasonably anticipates that the Company’s or other Affiliated Company’s income tax deduction with respect to such payment otherwise would be limited or eliminated by application of Code Section 162(m); provided, however, that in such event, the payment will be made either at the earliest date at which the Compensation Committee reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m), or the calendar year in which the Participant Separates from Service.

(b)    A payment to a Participant will be delayed where the Compensation Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided, however, that in such event, the payment to be made at the earliest date at which the Company or other Affiliated Company reasonably anticipates that the making of the payment will not cause such violation. For purposes of this subsection (c), the making of a payment that would cause inclusion in gross income or other application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(c)    A payment to a Participant will be delayed upon such other events and conditions as may be prescribed in generally applicable guidance issued by the Internal Revenue Service.

Section 5.10 Payment Medium.

(a)    All payments to a Participant (or to a Participant’s Beneficiary) with respect to the Participant’s DSU Accounts will be paid in Shares, unless the Compensation Committee in its discretion directs that such amounts be paid in cash. If Shares are not traded on The New York Stock Exchange on any day on which a payment of Shares is to be made under the Plan, then that payment will be made on the next day on which Shares are traded on the New York Stock Exchange. Shares paid from this Plan will be drawn from shareholder-approved stock incentive plans.

(b)    The value of any fractional Shares otherwise payable with respect to a Participant will be paid in cash. Such value will be determined as of the last business day of the month immediately preceding the date of the payment or final payment, as the case may be.

Section 5.11 Unforeseeable Emergency Withdrawal. A Participant who incurs an Unforeseeable Emergency (as defined below) may submit a request to the Administrative Committee for a withdrawal equal to that portion (or all) of the Participant’s Deferral Accounts as is then needed to alleviate the financial hardship resulting therefrom. Such withdrawals will be subject to the following provisions of this Section 5.11.

(a)    For purposes of this Section 5.11:

(i)    An “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, or of the spouse, a dependent (as defined in Code Section 152(a)) or a primary beneficiary (as defined below) of the Participant; the loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; and

(ii)    A “primary beneficiary” of a Participant is an individual who is named as a Beneficiary of the Participant under the Plan, and who has an unconditional right to all, or a portion of, the balance of the Participant’s Deferral Account upon the death of the Participant.

(b)    The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case. Examples of circumstances that may qualify as an Unforeseeable Emergency (provided that the other conditions of this Section 5.11 are satisfied) are:

(i)    The imminent foreclosure of, or eviction from, the Participant’s primary residence;

(ii)    The need to pay for medical expenses, including non-refundable deductibles or the cost of prescription drugs; and

(iii)    The need to pay for the funeral expenses of the spouse, or dependent or primary beneficiary of the Participant.

(c)    The purchase of a home and the payment of college tuition are not Unforeseeable Emergencies for purposes of this Plan.
(d)    A withdrawal will not be permitted under this Section 5.11 to the extent that the hardship resulting from the Unforeseeable Emergency is, or may be, relieved:

(i)    Through the reimbursement or compensation by insurance or otherwise;

(ii)    By the liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(iii)    By the cessation of deferrals under the Plan.

(e)    The amount of any Unforeseeable Emergency withdrawal will be limited to that which the Administrative Committee determines is reasonably necessary to alleviate the hardship resulting from the occurrence of the Unforeseeable Emergency (which may include any amount necessary to pay any federal or state income taxes or penalties reasonably anticipated to result from the distribution). The determination of the amount reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available to the Participant upon cancellation of the Participant’s deferral election due to the Unforeseeable Emergency withdrawal that is effected pursuant to Section 3.10(b). However, such determination is not required to take into account any additional Unforeseeable Emergency withdrawal that is available under another nonqualified deferred compensation plan, but which has not actually been paid from that other plan.

(f)    After reviewing each Unforeseeable Emergency withdrawal request, the Administrative Committee will make a determination as to whether the circumstances satisfy the Unforeseeable Emergency standards prescribed above, and will thereupon notify the requesting Participant of the determination. If the request is approved, the Administrative Committee will process payment of the withdrawal

(g)    The Administrative Committee may establish a policy and procedures regarding the order in which Unforeseeable Emergency withdrawals are to be charged against the particular Deferral Accounts of a Participant.

Section 5.12 Withholding of Taxes. Notwithstanding any other provision of this Plan, an Employer has the right to cause the withholding from payments made hereunder, or to require a Participant to remit to the Employer, any amount required for the Employer to satisfy all federal, state or local tax withholding obligations pertaining to the Participant.

Section 5.13 USERRA Rights. Notwithstanding any provision of this Article 5 to the contrary, the Plan will permit a Participant to elect a change in the time or the form of payment as may be required to comply with the Uniformed Services Employment and Reemployment Rights Act (“USERRA”).

Article 6

PLAN TERMINATION PAYMENTS UPON QUALIFIED CHANGE IN CONTROL EVENT

Section 6.1    Termination of Plan Upon Change in Control. Notwithstanding any provision of the Plan to the contrary, upon the occurrence of a Qualified Change in Control Event involving the Company or other Relevant Employer (as defined in Section 6.6(a) below), the Board as constituted immediately prior to the event may in its discretion terminate the Plan, or the portion of the Plan pertaining to the Relevant Employer, and cause to be distributed to each affected Participant the entire balance of all of the Participant’s Deferral Accounts. The termination by such Board must occur within the 30 days preceding, or within the 12-month period following, the Qualified Change in Control Event. Such Plan termination distributions will be permitted only if:

(a)    All substantially similar non-qualified deferred compensation programs maintained by the Company and all other Affiliated Companies are terminated upon such Qualified Change in Control Event; and

(b)    All compensation deferred and held under each such deferred compensation program is distributed to Participants within 12 months of the date of termination of the applicable program.

Section 6.2    Qualified Change in Control Event. For purposes of this Article 6, a “Qualified Change in Control Event” with respect to any Participant means any of the following events:

(a)    A Qualified change in the ownership of a corporation that is a Relevant Employer (as prescribed in Section 6.3);

(b)    A Qualified change in effective control of a corporation that is a Relevant Employer (as prescribed in Section 6.4); and

(c)    A Qualified Change in the ownership of a substantial portion of the assets of a corporation that is a Relevant Employer (as prescribed in Section 6.5).

Section 6.3    Change in the Ownership of a Corporation.

(a)    For purposes of this Article 6, a change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation within the meaning of Section 6.4 below).

(b)    For purposes of this Section 6.3, an increase in the percentage of stock owned by any one person, or by persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock.

(c)    In all regards, for purposes of this Section 6.3, a change in the ownership of a corporation will be deemed to have occurred only when there is a transfer of stock of a corporation (or issuance of stock of a corporation), and stock in such corporation remains outstanding after the transaction.
Section 6.4    Change in the Effective Control of a Corporation.

(a)    For purposes of this Article 6, a change in the effective control of a corporation occurs on the date that either:

(i)    A majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(ii)    Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the applicable corporation possessing 30 percent or more of the total voting power of the stock of such corporation.

(b)    A change in effective control of a corporation may also occur in any transaction in which either of the two corporations involved in the transaction incurs a change in control event described under Section 6.3 or 6.5.

Section 6.5    Change in the Ownership of Substantial Portion of Assets.

(a)    For purposes of this Article 6, a change in the ownership of a substantial portion of a corporation's assets occurs on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(b)    A transfer of assets by a corporation will not be treated as a change in the ownership of such assets, and such transfer will thus not constitute a Qualified Change in Control Event, if the assets are transferred to:

(i)    A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)    An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

(iii)    A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or

(iv)    An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

(c)    For purposes of subsection (b) above, a person's status is determined immediately after the transfer of the assets. Thus, for example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.
Section 6.6    Definitions and Operating Rules. The following definitions and operating rules will apply for purposes of this Article 6.

(a)    Relevant Employer. To constitute a Qualified Change in Control Event as to the particular Participant, the event must relate to one of the following corporate employers:

(i)    The Company;

(ii)    A subsidiary corporate Employer for whom the Participant is performing services at the time of the Qualified Change in Control Event; or

(iii)    A subsidiary corporate Employer that is a majority shareholder of an Employer identified in paragraph (ii) above, or any corporate Employer in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (ii) above. For purposes of this paragraph (iii), a majority shareholder of a corporate Employer is a shareholder owning more than 50% of the total fair market value and total voting power of such Employer.

(b)    Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(c)    Ownership Attribution. The ownership attribution rules of Code Section 318(a) will apply to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined in IRS Regulation § 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

Section 6.7    Special Rule for Certain Delayed Payments. Payment from a Participant’s DSU Accounts that are calculated by reference to the value of Company stock will be treated as paid at a specified time or pursuant to a fixed schedule in conformity with the requirements of the Plan if such amounts are paid on the same schedule and under the same terms and conditions as payments to shareholders generally pursuant to a Qualified Change in Control Event described in Section 6.3 above (i.e., a change in the ownership of a corporation) or as payments to the Participant pursuant to a Qualified Change in Control Event described in Section 6.5 above (i.e., a change in the ownership of a substantial portion of a corporation’s assets). Any amounts paid pursuant to such a schedule and such terms and conditions will not be treated as violating the initial or subsequent deferral election rules, to the extent that such amounts are paid not later than five years after the Qualified Change in Control Event.

Article 7

BENEFICIARY DESIGNATION

Section 7.1    Beneficiary Designation. Each Participant will have the right, at any time, to designate any person, persons or entity as his Beneficiary or Beneficiaries. A Beneficiary designation will be made, and may be amended, by the Participant by filing a written designation with the Administrative Committee, on such form and in accordance with such procedures as the Administrative Committee will establish from time to time.

Section 7.2    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary will be the Participant’s estate.

Article 8

ADMINISTRATION OF PLAN

Section 8.1    Named Fiduciaries. The persons identified in this Section 8.1 are named as fiduciaries under this Plan and will be the only named fiduciaries with respect to the Plan.

(a)    Advance Stores Company, Incorporated (“Advance Stores”) serves as the Plan Sponsor, and is responsible for all fiduciary functions under the Plan except insofar as any such authority or responsibility is assigned by or pursuant to the Plan to another name fiduciary, or is delegated to another fiduciary pursuant to subsection (b) below. In that regard, Advance Stores is the “Administrator” of the Plan within the meaning of ERISA. The authority and responsibility reserved or assigned to Advance Stores will be exercised by an authorized officer or by the Compensation Committee.

(b)    The Compensation Committee has the authority and responsibility in regard to the design of the Plan, establishing the criteria for Employees who are to be designated as Eligible Executives for any Plan Year and as otherwise delegated herein. The Compensation Committee may delegate to a committee or to any officer of Advance Stores or any Affiliated Company any authority or responsibility reserved or assigned to it or to Advance Stores pursuant to the Plan. In the event of any such delegation, any references to the authority, right or power of Advance Stores or the Compensation Committee to act which are contained in any notice, disclosure or communication made with a view toward effectuating the purposes of the Plan will be construed to include authority for such actions by the committee or officer to whom the Compensation Committee has delegated its authority. Notwithstanding any other provision of the Plan, in the event that an action or direction of any person to whom authority reposed with Advance Stores or the Compensation Committee under the Plan has been delegated by the Compensation Committee conflicts with an action or direction of the Board of Directors, Advance Stores, or the Compensation Committee, then the authority of the Board of Directors, Advance Stores, or the Compensation Committee, as applicable, will supersede that of the delegate with respect to such action or direction.

(c)    An Administrative Committee has the responsibility and authority to control the operation and administration of the Plan in accordance with the terms of the Plan.

(i)    The members of the Administrative Committee will be the individuals serving in the roles of, respectively, the Executive Vice President of Human Resources and the Senior Vice President, Total Rewards for the Employers, and such other individuals who are appointed to the Administrative Committee by such Executive Vice President of Human Resources (or, in the event of a vacancy in such position, by the Senior Vice President, Total Rewards).

(ii)    The Administrative Committee may designate one of its members as a chairperson, and may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

(d)    The Administrative Committee will be responsible for the administration of this Plan and will have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers are vested in any other person administering this Plan by the Compensation Committee. The Administrative Committee may from time to time establish rules for the administration of this Plan, and it will have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Administrative Committee will be conclusive and binding on the Company, the Employers, Participants and Beneficiaries.

(e)    The Administrative Committee is expressly reposed with the discretionary authority and powers in regard to all facets of any claims for benefits made under the Plan. In turn, the Compensation Committee is expressly reposed with the discretionary authority and powers in regard to all facets of the review of a denied claim for benefits. Such authority and powers include, but are not limited to, the following:

(i)    Construing and interpreting the terms of the Plan and of any documents pertaining to the Plan;

(ii)    Construing and interpreting all laws and regulations as applicable to any claims for benefits made under the Plan;

(iii)    Making any factual determinations, and applying such determinations to the terms of the Plan and issues arising under the Plan; and

(iv)    Otherwise deciding all questions regarding an individual’s benefit entitlements under the Plan, and the manner and timing of any payments to be made to or with respect to any individual under the Plan.

(f)    No member of the Board, Compensation Committee or Administrative Committee will be liable for any act or action hereunder, whether of omission or commission, by any other member or Employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan.

(g)    The Company will, to the fullest extent permitted by law, indemnify each director, officer or Employee of the Company or any Affiliated Company (including the heirs, executors, administrators and other personal representatives of such person), each member of the Compensation Committee and Administrative Committee against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company or any other Affiliated Company, the Compensation Committee or the Administrative Committee.

(h)    Any expense incurred by the Company, an Employer, the Compensation Committee or the Administrative Committee relative to the administration of this Plan will be paid by the Company or other Affiliated Company and/or may be deducted from the DSU Accounts of the Participants as determined by the Compensation Committee.

(i)    Any member of the Compensation Committee or the Administrative Committee may also be a Participant, but no committee member will have power to take part in any discretionary decision or action affecting his own interest as a Participant under this Plan unless such decision or action is upon a matter which affects all other Participants similarly situated and confers no special right, benefit or privilege not simultaneously conferred upon all other such Participants.
Section 8.2    Claim Procedure.

(a)    If a Participant or Beneficiary makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions will be treated as a claim for benefits. All claims for benefits under this Plan will be sent to the Administrative Committee.

(b)    If the Administrative Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Administrative Committee will inform the claimant in writing of such determination and the reasons thereof in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the claim unless the Administrative Committee determines that additional time, not exceeding 90 days, is needed and so notifies the Participant. The notice will make specific reference to the pertinent Plan provisions on which the denial is based, and will describe any additional material or information that is necessary. Such notice will, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim, and the right of the claimant to bring a civil action under ERISA if the claim is denied upon further review. Upon request, and free of charge, the claimant will be provided with reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.

(c)    The claimant may within 90 days thereafter submit in writing to the Administrative Committee a notice that the claimant contests the denial of his or her claim and desires a further review of the denied claim. The request for review will be directed to the Compensation Committee, which will review the claim and authorize the claimant to review pertinent documents and submit issues and comments relating to the claim. The Compensation Committee will render a final decision with specific reasons thereof in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Compensation Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the claim is to be denied in whole or in part upon review, the written notice to the claimant will include the following:

(i)    The specific reason or reasons for the denial;

(ii)    Reference to the specific Plan provisions upon which the denial is based;

(iii)    A statement that the claimant is entitled to receive, upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim appeal; and

(iv)    A statement of the claimant’s right to file a civil lawsuit under ERISA.

(d)    Notwithstanding subsection (c) above, if the Compensation Committee holds regularly scheduled meetings at least quarterly, the Compensation Committee will make a claim review determination no later than the date of the meeting of the committee that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting. In such case, a claim review determination may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances (such as the need to hold hearing) require a further extension of time for processing, a determination will be rendered not later than the third meeting of the committee following the Plan’s receipt of the request for review. If such an extension of time for review is required because of special circumstances, the claimant will be provided with written notice of the extension, describing the special circumstances and the date as of which the claim review determination will be made, prior to the commencement of the extension. The claimant will be notified of the claim review determination as soon as possible, but not later than five days after the determination is made.

Article 9

AMENDMENT AND TERMINATION OF PLAN

Section 9.1    Amendment. The Board or the Compensation Committee may at any time amend this Plan in whole or in part, provided, however, that no amendment will be effective to decrease the balance in, or otherwise alter the election made with respect to, any Deferral Account as accrued at the time of such amendment, nor will any amendment otherwise have a retroactive effect. In addition, any amendment that has the effect of changing the time or form of payment under the Plan with respect to any Participant will be subject to the provisions of Sections 5.7 and 5.8 (regarding the prohibition against the acceleration of payments and the restrictions on changes in the time or form of payments).

Section 9.2    Company’s Right to Terminate. The Board or the Compensation Committee may at any time terminate the Plan with respect to future Deferral Election Agreements. However, the Plan cannot otherwise be terminated, and DSU Accounts thereupon distributed, except as provided below.

(a)    The Plan may be terminated and distributions thereupon made upon a Qualified Change in Control Event, as prescribed in Section 6.1.

(b)    The Plan may be terminated and distributions thereupon made within 12 months of the Company’s corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 USC § 503(b)(1)(A), provided that the amounts deferred under the Plan are distributed for inclusion in the gross income of the Participant in the latest of:

(v)    The calendar year in which the Plan termination occurs;

(vi)    The calendar year in which the deferred amount is no longer subject to a substantial risk of forfeiture; or

(vii)    The first calendar year in which the termination distribution is administratively practicable.

(c)    The Plan may be terminated and distributions thereupon made if the conditions prescribed below are satisfied.

(i)    Each other “account balance” deferred compensation plan maintained by the Company and any other Affiliated Company that also covers any Participant in this Plan is concurrently terminated;

(ii)    No payments (other than payments that would be payable under the terms of the terminated programs if the terminations had not occurred) are made within 12 months of the termination of the programs;

(iii)    All payments are made within 24 months of the termination of the applicable programs; and

(iv)    During the three-year period following the termination of the Plan, neither the Company, nor any other Affiliated Company, adopts an account balance deferred compensation program covering any individual who was a Participant in the Plan upon its termination.

Article 10

MISCELLANEOUS

Section 10.1 Unfunded Plan. This Plan is intended to be an unfunded plan. All payments pursuant to the Plan will be made from the general funds of the Employers and no special or separate fund will be established or other segregation of assets made to assure payment. No Participant or other person will have under any circumstances any interest in any particular property or assets of the Employers as a result of participating in the Plan. Notwithstanding the foregoing, the Employers may (but will not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Employers’ creditors, to assist it in accumulating funds to pay its obligations under the Plan.

Section 10.2 Nonassignability.

(a)    Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(b)    Notwithstanding the foregoing, the balance of a Participant’s Deferral Accounts, or any portion thereof, will be distributed in accordance with the terms of any domestic relations order which the Administrative Committee determines to be a qualified domestic relations order (“QDRO”) described in Section 414(p) of the Code.

Section 10.3 Validity and Severability. The invalidity or unenforceability of any provision of this Plan will not affect the validity or enforceability of any other provision of this Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.4 Governing Law. The validity, interpretation, construction and performance of this Plan will in all respects be governed by the laws of the Commonwealth of Virginia, without reference to principles of conflict of law, except to the extent preempted by federal law.

Section 10.5 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or any Employer any obligation for the Participant to remain an Employee of the Employer or change the status of the Participant’s employment or the policies of the Employer and its affiliates regarding termination of employment. The establishment or existence of the Plan also does not constitute a contract of employment and will not confer upon any individual the right to be continued as a Director.

Section 10.6 No Stockholder Rights Conferred. Nothing contained in the Plan will confer upon any Participant or Beneficiary any rights of a stockholder of the Company, unless and until Shares are in fact issued or transferred to such Participant or Beneficiary in accordance with Article 5.
Section 10.7 Underlying Incentive Plans and Programs. Nothing in this Plan will prevent the Company or other Employer from modifying, amending or terminating the compensation or the incentive plans and programs pursuant to which cash awards are earned and which are deferred under this Plan.

Section 10.8 Funding and Financial Health Restrictions. In no event will any amounts attributable to any DSU Account be held in an offshore trust within the meaning of Code Section 409A(b)(1). In addition, the assets of any Affiliated Company will not be restricted to the payment of benefits under the Plan upon a change in the Affiliated Company’s financial health within the meaning of Code Section 409A(b)(2).

Article 11

TYPE 1 AND TYPE 2 DSU SHARES

Section 11.1 Overview. For each Board Service Period, the Company may grant to each Director one or both of two categories of Deferred Stock Units (“DSUs”). For purposes of this Article 11, these categories of DSUs are referred to as “Type 1 DSUs” and “Type 2 DSUs,” respectively. Except as may be required under the terms of a written agreement, the Company is not obligated to award Type 1 or Type 2 DSUs for any Board Service Period, and the number of DSUs awarded may increase or decrease for subsequent Board Service Periods. The Type 1 and Type 2 DSUs will be held under the Plan, and will be subject to the terms and provisions of the Plan except as otherwise specifically provided in this Article 11.

Section 11.2 Non-Elective Deferrals. Each Type 1 and Type 2 DSU grant that is awarded to a Director will be automatically deferred under the Plan on a non-elective basis, and will be credited to the Director’s DSU Account.

Section 11.3 Vesting.

(a)    The Type 1 and Type 2 DSUs that are granted to a Director for any Board Service Period (if any) will become fully vested on May 1 following the commencement of the Board Service Period, provided that the Director’s service as a member of the Board does not end prior to that date.

(b)    If a Director’s service as a member of the Board ends prior to May 1 following the commencement of a Board Service Period, then the Type 1 and Type 2 DSU Shares granted to the Director for such Board Service Period (if any) will vest on the cessation of service date on a pro-rata basis. The pro- rata vesting will be based on a fraction: the numerator of which is the number of full or partial months of the Director’s service on the Board prior to the cessation of such service (measured from the date of commencement of the Board Service Period), and the denominator of which is twelve.

(c)    Notwithstanding subsection (b) above, a Director whose service as a member of the Board ends due to death or having become Disabled, or upon a Qualified Change in Control Event, will become fully vested upon such cessation of service.

Section 11.4 Timing and Form of Distributions. Distributions of amounts from a Director’s DSU Account attributable to grants of Type 1 and Type 2 DSUs will be made as prescribed in this Section 11.4, unless the provisions of Article 5 provide for an earlier distribution date (such as in the event of the death or Disability of the Director).

(a)    The value of a Director’s DSU Accounts pertaining to grants of Type 1 DSUs will be distributed upon a Director’s Retirement.

(b)    The value of a Director’s DSU Accounts pertaining to a grant of Type 2 DSUs for a Board Service Period will be distributed as of the three-year anniversary of the commencement of such Board Service Period.

(c)    Notwithstanding subject (b) above, a Director may elect to extend the distribution date of the Type 2 DSUs as prescribed in Section 5.8 of the Plan.

All such distributions will be made in the form of a lump sum payment paid out in common Company shares.

APPENDIX

The following provisions were applicable from January 1, 2021 to June 6, 2023 and shall continue to apply to amounts deferred in DSU Alternative Account during such period.

Section 2. “Definitions” contained the following defined terms:

Deferral Account. “Deferral Account” means each DSU Account or DSU Alternative Account established and maintained on behalf of each Participant pursuant to Section 4.1 or 4.2.

DSU Alternative Account. “DSU Alternative Account” means an account in which Deferred Amounts are invested at a Participant’s election in Hypothetical Investment Benchmarks in lieu of investments in Deferred Stock Units.

Hypothetical Investment Benchmarks. “Hypothetical Investment Benchmarks” means investment benchmarks that are used to measure the earnings credited to a Participant’s DSU Alternative Account.

Section 3.7 Forms of Investment read as follows:

(a)    The Deferral Election Agreement for a Director will designate the form in which the Deferred Amount will be invested. The available forms of investments are:

(i)    Deferred Stock Units in Company Stock;

(ii)    A selection of Hypothetical Investment Benchmarks established by the Administrative Committee; or

(iii)    A combination of Deferred Stock Units and Hypothetical Investment Benchmarks.

(b)    Deferred Amounts elected by Eligible Executives will be invested solely in Deferred Stock Units.

Section 3.11 Default Rules contained an additional clause (a) as follows:

(a)    If the Deferral Election Agreement for a Director did not specify the form of investment, the default form of investment will be Deferred Stock Units.

A Section 4.2 entitle DSU Alternative Accounts provided as follows:

DSU Alternative Accounts. Separate DSU Alternative Accounts will be maintained for each Director who elects to have all or a portion of the Director’s Retainer invested in Hypothetical Investment Benchmarks. More than one DSU Alternative Account may be maintained for a Director as necessary to reflect various selected Hypothetical Investment Benchmarks, or separate Deferral Election Agreements specifying different Deferral Periods and/or forms of payment. Notwithstanding anything to the contrary herein, earnings and losses based on a Director’s Hypothetical Investment Benchmarks elections will begin to accrue as of the date the Director’s Deferred Amounts are credited to the Director’s DSU Alternative Accounts.

Section 5.10 Payment Medium contained an additional clause (a) as follows:

All payments to a Participant (or to a Participant’s Beneficiary) with respect to the Participant’s DSU Alternative Accounts will be paid in cash.

Signature Page Follow

Pursuant to the authority granted by the Compensation Committee of the Board of Directors of Advance Auto Parts, Inc., the undersigned hereby executes this Amendment and Restatement of the Advance Auto Parts, Inc.
.Deferred Stock Unit Plan for Non-Employee Directors and Selected Executives on behalf of Advance Auto Parts, Inc.

COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS OF
ADVANCE AUTO PARTS, INC.

By:	/s/ Kristen Soler
Kristen Soler
Executive Vice President, Chief Human Resources
Officer

Dated:	August 7, 2024